Exhibit 10.5
Certain information contained in this exhibit has been redacted where indicated because disclosure of such information would constitute a clearly unwarranted invasion of personal privacy.
CONTRACT OF EMPLOYMENT WITH
MCGRAW-HILL EDUCATION (U.K.) LIMITED (the "COMPANY")
(To be read in conjunction with the letter offering you employment)
This contract sets out your terms and conditions of your employment and incorporates a statement of the terms required by Section 1
Employment Rights Act 1996 (as amended)
February 23, 2018
1    Name
You (“you”) are identified at Paragraph 1 of the contract Schedule number 1 attached (“Schedule 1”).
Each reference to a “Paragraph” is to a Paragraph in Schedule 1.
2    Division, Business Unit, Department and Job Title
2.1The Company is employing you and your job functions are described in Paragraph 2.
2.2Subject to the Company’s business requirements, you may be required from time to time to undertake other functions reasonably similar to those described in Clause 2.1 and Paragraph 2. The Company reserves the right to require you to work for any Group Company on a temporary or permanent basis.
3    Commencement of Employment
3.1Your employment under the terms of this contract shall commence on the date stated in Paragraph 3.
3.2Your period of continuous employment shall commence (or if you have already been in the employ of the Company or of another Group Company it commenced) on the date stated in Paragraph 4. Your employment is not continuous with any other employment.
3.3You confirm to the Company that:
(a)you are (and will remain throughout your employment by the Company) entitled by applicable law and regulation to work for the Company in the United Kingdom and
(b)by entering into this contract or performing any of your obligations under it, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you and you undertake to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if you are in breach of any such obligations.
4    Normal Working Hours
4.1Your normal working hours unless otherwise stated in Schedule 1, are; Monday to Friday, 9.00 to 17.00 hours, a total of 35 hours per week with 1 hour off for lunch per day. You may be required to work beyond these hours according to the needs of the business. The Company reserves the right to make reasonable adjustments to your hours of work to suit its business requirements.
4.2For the purposes of this contract a person is a “Part Time Employee” if he or she regularly works for the Company for less than thirty five hours per week.

1

CONTRACT OF EMPLOYMENT WITH
MCGRAW-HILL EDUCATION (U.K.) LIMITED (the "COMPANY")
(To be read in conjunction with the letter offering you employment)
This contract sets out your terms and conditions of your employment and incorporates a statement of the terms required by Section 1
Employment Rights Act 1996 (as amended)
5    Payment of Salary & Deductions
5.1Your commencing annual gross basic salary is stated at Schedule 1, paid monthly by credit transfer (less deductions as required) near the end of each month into your UK bank account.
5.2Any other applicable compensation pertinent to the year in which you commence your employment under this contract (and which may be altered in the free discretion of the Company from year to year thereafter) is described at Schedule 1.
5.3You agree that the Company may deduct from your salary or from any monies due to you any sums which you may owe the Company. This could include any overpayments of any of salary, commission, bonus, holiday pay, benefits or expenses or loans (including interest) made to you.
6    Authorised Overtime
6.1Your employment under this contract does not qualify for paid overtime unless stated at Schedule 1.
7    Place of Work/Mobility
7.1Your normal place of work is stated at Schedule 1. You may be required as part of your duties to work at and/or travel to other places of work or client sites.
7.2The Company reserves the right to alter your normal place of work within a reasonable distance of your existing normal place of work subject to giving you reasonable notice.
8    Holiday Arrangements
8.1The Company’s holiday year is from 1st January to 31st December. In addition to any supplementary holiday to which you may be entitled, as a result of occasional elections made by you under the Company's flexible benefits scheme, you are entitled to 25 days paid holiday in each holiday year. You are also entitled to normal English public holidays and an anniversary day once you have completed one year of service (in the week in which such anniversary and each following anniversary falls). Holiday must be agreed in advance with your Manager.
8.2Holiday accrues at the rate of 1/12th of your annual holiday entitlement for each complete calendar month of service in a holiday year. Holiday not taken in one calendar year may not be carried forward into the next calendar year without prior written consent from your Manager. In any event not more than five (5) days of untaken holiday can be carried forwards to the next calendar year all of which must be taken by the end of March of that next following calendar year.
8.3Where either you or the Company have given notice of termination of your employment, the Company may require you to take any accrued holiday entitlement due to you during your notice period.
8.4Any holiday accrued but not taken at the termination of your employment will be remunerated at the rate of 1/260 of your annual salary for each complete day not taken. Where you have taken holiday in excess of your accrued entitlement at the termination of your employment, a deduction calculated at the rate of 1/260 of your annual salary for each complete day taken in excess of your entitlement will be made from your final salary payment.
9    Normal Retirement Age & Pensions
9.1Your retirement will be subject to the Company’s policies and procedures from time to time and in accordance with applicable laws.
9.2You may join the Company's group personal pension scheme (Scheme) (or such other registered pension scheme as may be set up by the Company to replace the Scheme) subject to satisfying certain eligibility criteria and subject to the rules of the Scheme as amended from time to time. Full details of the Scheme are available from McGraw-Hill Corporate Human Resources.

2

CONTRACT OF EMPLOYMENT WITH
MCGRAW-HILL EDUCATION (U.K.) LIMITED (the "COMPANY")
(To be read in conjunction with the letter offering you employment)
This contract sets out your terms and conditions of your employment and incorporates a statement of the terms required by Section 1
Employment Rights Act 1996 (as amended)
9.3If you join the Scheme, the parties’ contributions to the Scheme during each year of the employment shall be as follows.

You	The Company
Zero﹪	3﹪
3﹪	4.5﹪
4﹪	6﹪
5﹪	8﹪
6﹪	10﹪
6+﹪	10﹪
The Company's contributions to the Scheme shall be payable in equal monthly instalments in arrears, and shall be subject to the rules of the Scheme and the tax reliefs and exemptions available from HM Revenue & Customs, as amended from time to time. You are entitled to change your contributions to the Scheme once per year with effect from 1st January by giving notice through the flexible benefits plan.
9.4A contracting-out certificate is not in force in respect of the employment.
10    Flexible Benefits
10.1You are entitled to participate in the Company's flexible benefits scheme (if any), subject to the rules of the scheme which are subject to change from time to time. Further information is contained in your new starter pack.
10.2The Company is not qualified to provide and indeed is prohibited by law from providing personal investment advice to employees in respect of matters such as pensions and/or insurance etc. Before accepting or rejecting any benefits offered by or for the Company, you should take independent expert Financial advice. The complex financial and tax consequences of accepting or rejecting such benefits and/or the ability to mitigate the consequences of such acceptance/rejection may materially impact your wealth. You acknowledge that you may then need to inform the Company promptly of the advice you receive and/or actions you take in such respect.
11    Sickness Absence and Sick Pay Entitlement
11.1You may be eligible to benefit under the Company’s discretionary sick pay policy (the "Policy"). The benefit rates stated below will apply, subject to the conditions of the Policy which are made available over the intranet by Human Resources. The Policy’s conditions include the following:
You must have;
11.1.1notified your Manager or the Human Resources Department before 10.00am on the first day of absence, giving the reason for your non-availability, the likely duration of your illness and a telephone number where you can be contacted during your period of absence.
11.1.2for periods of sickness absence over 7 days, provided a doctor’s certificate to the Human Resources Department.
11.1.3for periods of sickness absence of 7 days or less provided a self certification form. The Company reserves the right to ask for Doctor’s certificates to be provided at any time.
Further details of the Company’s sickness absence rules are set out in the Sickness and Absence Policy made available by the Company on its intranet.
11.2During periods of sickness absence employees are not eligible to receive payments from the Company unless they qualify for Statutory Sick Pay ("SSP"). SSP is paid according to statutory rules. The qualifying days of service are Monday to Friday.
11.3The Company reserves the right to withhold or impose conditions on the provision of discretionary sick pay, where (a) where an individual is considered to be abusing the scheme and/or, (b) injury has incurred as a result of personal negligence and/or, (c) during any period of notice or garden leave and/or (d) compensation is being claimed or received from elsewhere. A previous payment of discretionary sick pay to you or to other

3

CONTRACT OF EMPLOYMENT WITH
MCGRAW-HILL EDUCATION (U.K.) LIMITED (the "COMPANY")
(To be read in conjunction with the letter offering you employment)
This contract sets out your terms and conditions of your employment and incorporates a statement of the terms required by Section 1
Employment Rights Act 1996 (as amended)
employees shall not nor shall it be deemed to create a contractual entitlement by way of custom and practice and does not guarantee payments in the future.
11.4The Company, on a discretionary basis, may pay you full basic salary which will be inclusive of any Statutory Sickness Pay, as follows:

Length of Service	Maximum Benefit

Under 6 months	Zero

6 months – 1 year	1 week at full pay, then 2 weeks at half pay

1 – 2 years	2 weeks at full pay, then 4 weeks at half pay

2 – 5 years	3 weeks at full pay, then 6 weeks at half pay

5 years or more	1 week at full pay per complete year of service up to 13 years/13 weeks; and half a weeks' pay per full year of further service to a maximum of 13 half weeks for 13 further years of service.
11.5You agree to comply with any request by the Company and/or its insurers to be examined or assessed by a medical practitioner and for such assessment or medical report to be discussed with or disclosed to the Company. You also agree to comply with any request by the Company for your medical records to be disclosed for the purposes of a medical assessment.
12    Obligations during Employment
During your employment under this contract you shall;
12.1devote the whole of your time, attention, and skill to the business of the Company or any Group Company for which you perform duties during your normal working hours and during such additional hours as are necessary for the proper performance of your duties;
12.2faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to you;
12.3use your best endeavours to promote, protect, develop, and extend the business of the Company and neither do nor omit to do anything which would or might reasonably be expected to harm the interests of the Company or any Group Company;
12.4comply with all the Company's rules, regulations, policies and procedures from time to time in force;
12.5not be employed, engaged, concerned, or interested in any other business or undertaking (provided that this clause shall not apply to you holding investments listed on any recognised stock exchange as long as you do not hold more than 1﹪ of the issued shares or other securities of any class of any one company) save with the prior written agreement of the Company;
12.6not directly or indirectly be involved in any activity which may be, or become, harmful to the interests of the Company or any Group Company or which might reasonably be considered to interfere with the performance of your duties under this contract;
12.7report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Company immediately on becoming aware of such information; and
12.8undertake such training and if required sit and pass such internal and/or external examinations in respect of such training (either one off or from time to time) as in the reasonable opinion of the Company shall be sufficient to enable the Company (and any other relevant Group Company) to demonstrate to any state or public authorities and/or regulators who supervise or regulate either or both of (a) the Company (or a relevant Group Company) and/or its/their activities and/or (b) you or your activities for the Company or any Group Company from time to time, that you have the requisite skills and knowledge to undertake your duties in a professional and competent manner. Such training and examinations will be undertaken at the expense of the Company and at times to be agreed with the Company. If you fail to undertake such training and/or fail to sit and pass the connected examinations in a timely manner the Company shall be entitled to require you to cease performing such of your employment duties as the Company considers appropriate pending successful passage

4

CONTRACT OF EMPLOYMENT WITH
MCGRAW-HILL EDUCATION (U.K.) LIMITED (the "COMPANY")
(To be read in conjunction with the letter offering you employment)
This contract sets out your terms and conditions of your employment and incorporates a statement of the terms required by Section 1
Employment Rights Act 1996 (as amended)
through such training and examinations. Failure to undertake such training and/or sit and pass the connected examinations in a timely manner may also be treated by the Company as a disciplinary matter and entitle the Company after more than three such failures, to terminate your employment upon written notice.
13    Termination
13.1Your employment may be terminated by either the Company or you giving to the other not less than twelve weeks’ notice in writing, subject to any longer statutory minimum notice period which may bind the Company.
13.2Where the Company serves notice to terminate your employment then it is entitled to do so without any notice period or on a notice period shorter than that required by Clause 13.1 if it pays you a sum equal to, but no more than, your basic salary plus the value of your contractual benefits (valued on the basis of their cost to the Company) for the whole or such part of the period of notice (which the Company has not given) less deductions for tax and employees' national insurance contributions.
Where you give notice of termination of your employment the Company is entitled to make a payment in lieu of notice to you equal to but no more than, your basic salary for the whole or the unexpired part of the period of notice plus the value of your contractual benefits (valued on the basis of the cost to the Company) less deductions for tax and employees' national insurance contributions.
The Company may, in its absolute discretion, elect to continue the provision of any particular benefit instead of making a payment in lieu of that benefit for the whole or any unexpired part of the relevant period of notice.
13.3Notwithstanding any other provisions of this contract, in any of the following (non exhaustive list of) circumstances the Company may terminate your employment immediately by serving written notice to that effect. In such event you shall not be entitled to any further payments from the Company except such sums as shall have accrued at that time:
13.3.1You commit any serious breach of this contract or are guilty of misconduct as defined in MHE’s HR Guide or any wilful neglect in the discharge of your duties;
13.3.2You repeat or continue (after warning) any breach of this contract;
13.3.3You are guilty of any fraud, dishonesty or conduct tending to bring yourself or the Company into disrepute; and/or
13.3.4You are convicted of any criminal offence which (a) might reasonably be thought to adversely affect the performance of your duties or (b) is punishable with a custodial sentence whether suspended or not.
13.5Any delay by the Company in exercising its right of termination under this Clause 13 shall not constitute a waiver of such right.
13.6The Company reserves the right to terminate your employment by giving the notice specified in Clause 13.1 or in accordance with Clause 13.2 even when, as a result of such termination, you would or might forfeit any eligibility to benefit from discretionary sick pay under Clause 11 or any income protection scheme operated by the Company from time to time.
13.7Upon notice of termination being given by either party the Company is entitled to require you not to attend work during the whole or any part of your period of notice but to remain available for work during normal working hours if required. If the Company exercises this right this period is known as ‘Garden Leave’. During Garden Leave You must not:
13.6.1perform any of your employment duties for the Company or any Group Company or attend at your workplace or at any premises of the Company or any Group Company; or
13.6.2contact or make any attempt to contact any client, customer, supplier or employee of the Company or any Group Company;
except with the prior written direction of Your Manager.
13.8Except as set out in Clause 13.6 above, during Garden Leave you remain bound by this contract and will continue to receive salary and benefits.

5

CONTRACT OF EMPLOYMENT WITH
MCGRAW-HILL EDUCATION (U.K.) LIMITED (the "COMPANY")
(To be read in conjunction with the letter offering you employment)
This contract sets out your terms and conditions of your employment and incorporates a statement of the terms required by Section 1
Employment Rights Act 1996 (as amended)
13.9In the event that your employment is terminated by the company without cause, you will be eligible to receive a severance package consistent with that offered to other executives on the MHE Senior Leadership Team, which includes one year of base salary, continuation of existing benefits for the duration of the salary continuation, and a pro rata portion of the target bonus for the year in which you are terminated.
14    Health & Safety
14.1The Company will take all reasonably practicable steps to ensure your health, safety, and welfare while at work. You must familiarise yourself with the Company’s Health and Safety Policy and its Safety and Fire rules. It is also your legal duty to take care of your own health and safety and that of your colleagues. Breach of Company rules relating to health and safety may lead to disciplinary action being taken against you.
15    Confidential Information
15.1You agree that during and after your employment you will not directly or indirectly disclose, use, or exploit for your own purposes or those of a third party any Confidential Information or make use of your knowledge of any Confidential Information.
15.2In this contract “Confidential Information” refers to information in any form belonging to or relating to the affairs of the Company or any Group Company and includes, without limitation:
15.2.1all and any information or plans associated or connected with any client projects and client discounts;
15.2.2all intellectual property (including without limitation copyright);
15.2.3the names, addresses and contact details of any clients, suppliers or potential clients or suppliers whether they are listed on a database or in some other form;
15.2.4the names, addresses, salary, telephone numbers and other details of employees and/or contractors;
15.2.5all and any information relating to business plans and activities, financial information, profit or loss details, pricing structures, contracts or tenders for work, balance sheets, budget and financial forecasts; and
15.2.6any document marked confidential or with similar expressions, or any information which you have been told is confidential or which you might reasonably expect the Company or any Group Company would regard as confidential.
15.3The obligations contained in this Clause shall not apply:
15.3.1to any information or knowledge which may come into the public domain other than by way of unauthorised disclosure (whether by you or a third party)
15.3.2to any act of yours in the proper performance of the duties under this contract;
15.3.3where such use or disclosure has been properly authorised by the Company or any Group Company; or
15.3.4to any information which you are required to disclose in accordance with a Court order.
16    Disciplinary and Grievance Procedures
16.1In accordance with Section 1 of the Employment Rights Act 1996 (as amended) the Company has non-contractual disciplinary and grievance procedures which may be altered occasionally. These disciplinary and grievance procedures do not form part of your contract or terms and conditions of your contract. Full details of the procedures are set out in the UK HR Policies Guide which is available on the Company intranet.

6

CONTRACT OF EMPLOYMENT WITH
MCGRAW-HILL EDUCATION (U.K.) LIMITED (the "COMPANY")
(To be read in conjunction with the letter offering you employment)
This contract sets out your terms and conditions of your employment and incorporates a statement of the terms required by Section 1
Employment Rights Act 1996 (as amended)
16.2.The Company reserves the right to suspend you during any investigation, disciplinary or grievance proceedings involving or implicating you. During any such period the Company will continue to pay you your basic salary and provide all contractual benefits.
17    Email, Internet and Telephones
17.1During your employment you arc likely to have access to the Company’s communications facilities such as email, Internet and telephones. The Company does not routinely monitor email or other communications made using its equipment (save insofar as required by law or regulation or prudent compliance therewith); however, random checks are conducted and the Company's equipment is supplied on the understanding that it will be used as a business tool and not used, for example, inappropriately or to cause offence, to disrupt or interfere with your work, to harass or discriminate against others either internally and externally, to disclose Confidential Information or to breach the intellectual property rights of the Company any Group Company or others.
17.2The Company reserves the right to monitor, use and read any communications (including personal communications) being made on its equipment. By signing this contract you consent to such monitoring. Any breach of this clause or any policy on computer or telephone use may lead to action being taken against you under the Company’s disciplinary procedures.
18    Business Ethics & Regulatory Compliance
18.1All employees are required to adhere to the Company’s Code of Business Ethics (the "Code" the current calendar year’s copy whereof will be supplied to you in parallel with this document) throughout their employment including any period of Garden Leave. Failure to comply with the Code will result in disciplinary action, up to and including termination of employment. All violations or potential violations of the Code of which you become aware, should be reported promptly to Human Resources.
18.2Each year, you will be required to sign or otherwise indicate your assent to an Affirmation Statement to confirm that you have reviewed the Code and understand your continuing obligation to comply with its terms.
18.3To the extent that the Code or compliance therewith would be inconsistent with this contract or English Law then this contract takes priority over the Code.
19    Right of Search
19.1The Company reserves the right to search the person or corporate property (including any Company vehicle) of an employee at any time. In the normal course of their duty and in the interests of general welfare and safety, security staff, or other officials authorised by the Company, may require employees to let them examine the belongings of employees (such as you) entering and/or leaving the premises and at other times during the day.
19.2Such inspection and searches will be undertaken discretely and courteously. Selection for such a search does not imply any suspicion of theft or wrongdoing.
20    Equal Opportunities
20.1The Company regards harassment or any other form of discrimination as unacceptable conduct, which will be subject to disciplinary action under the disciplinary procedures. You are expected to comply with the Company’s guidance on equal opportunities and harassment and to report promptly any breach of which you become aware.
21    Data Protection
21.1The Company collects, stores and processes personal and sensitive personal data on employees in order to administer its benefits plan and the payroll and to comply with legal requirements. Such information includes your name and address but also details of any sickness and sickness absence. For management purposes the

7

CONTRACT OF EMPLOYMENT WITH
MCGRAW-HILL EDUCATION (U.K.) LIMITED (the "COMPANY")
(To be read in conjunction with the letter offering you employment)
This contract sets out your terms and conditions of your employment and incorporates a statement of the terms required by Section 1
Employment Rights Act 1996 (as amended)
Company needs to send data to the ultimate U.S. parent company and you consent to the Company doing so. The Company is registered under the requirements of the Data Protection Act, 1998.
21.2You consent to the Company processing data relating to you for legal, personnel, administrative and management purposes and in particular you consent to the processing of any sensitive personal data (as defined in the Data Protection Act 1998), including, as appropriate: -
21.2.1information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work; and/or
21.2.2your racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and/or
21.2.3information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.
22    Intellectual Property
22.1You will promptly disclose and deliver to the Company for the exclusive use and benefit of the Company and keep confidential all inventions, patents, copyright works, trademarks, trade names, internet domain names, service marks, designs or technical know-how conceived or made by you alone or with others in the course of your employment ("Intellectual Property"). You will hold all such Intellectual Property on trust for the Company and will do everything necessary or desirable at the Company's expense to vest the Intellectual Property fully in the Company and/or to secure patent or appropriate forms of protection for the Intellectual Property. Decisions as to the protection or exploitation of any Intellectual Property shall be in the absolute discretion of the Company.
23    Return of Property
23.1At the request of the Company at any time, and in any event no later than the date of termination of your employment with the Company, you must return to your Manager all documents, correspondence, materials, papers, keys, security passes, mobile telephones, credit cards, handheld devices (e.g. PDAs such as Blackberries and Treos), laptops and other property belonging to or relating to the business of the Company or of any Group Company and inform your Manager of each and every password and security codes used by you in connection with equipment of the Company or any Group Company.
23.2From time to time, at the Company's request, you shall, where you have any documents belonging to the Company or any Group Company in electronic format on any personal equipment, deliver up printed copies of all such documents and shall thereafter delete any such documents and certify that all such property has been deleted and that no further copies have been made or retained in any form by any person.
If and whenever required to do so by the Company, you shall permit access to such personal computer equipment for the purposes of a computer forensic expert, appointed by the Company at the Company’s expense, making a search for and irrevocably deleting from any such personal computer equipment owned or leased by you or your immediate family, any information on the hard drive or otherwise on such computer or computers relating to the Company or any Group Company including, for the avoidance of doubt, any Confidential Information as defined in Clause 15 of this contract.
You should not use computer or communications equipment (other than equipment provided in such regard by the Company) to receive, hold, store, amend or communicate documents and/or information received by you in the course of your employment by the Company save where absolutely necessary or unavoidable and you should take timely prudent measures to delete all such documents and/or information from such devices as soon as possible after their presence on such devices is no longer necessary.
23.3You acknowledge that all books, notes, memoranda, records, lists of customers and sub-contractors and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by you or otherwise) and in whatever form (including electronic form) relating to the business of the Company (and any copies of the same):
23.3.1shall be and remain the property of the Company; and

8

CONTRACT OF EMPLOYMENT WITH
MCGRAW-HILL EDUCATION (U.K.) LIMITED (the "COMPANY")
(To be read in conjunction with the letter offering you employment)
This contract sets out your terms and conditions of your employment and incorporates a statement of the terms required by Section 1
Employment Rights Act 1996 (as amended)
23.3.2shall be delivered by you to the Company on demand and in any event on the termination of your employment and you shall certify in writing that all such property has been handed over on request by the Company.
24.    Post-termination restrictions
24.1If you are employed by the Company at or above McGraw-Hill Band 3, then You will not for the period of six (6) months immediately after the termination of your employment whether as principal or agent, and whether alone or jointly with, or as a director, manager, partner, shareholder, employee or consultant of any other person, directly or indirectly within the Restricted Area carry on, or be engaged, concerned or interested in any business which (a) competes with any business being carried on by the Company or any Group Company at the termination of your employment and (b) in which such business you were actively engaged or involved in the course of your employment by the Company at any time in the Relevant Period;
24.2You will not (regardless of your McGraw-Hill executive grade) for the period of six (6) months immediately after the termination of your employment whether as principal or agent, and whether alone or jointly with, or as a director, manager, partner, shareholder, employee or consultant of any other person, directly or indirectly:
24.2.1interfere with, tender for, canvass, solicit or endeavour to entice away from the Company or any Group Company the business of any person who at the date of termination of your employment or during the Relevant Period was, to your knowledge, a client or agent of the Company or any Group Company and with whom you had personal dealings in the normal course of your employment by the Company at that date or during that period. This restriction will be limited to activities which involve offering or providing services similar to those which you will have provided during your employment;
24.2.2conduct business with or otherwise deal with any person who at the date of termination of your employment or during the Relevant Period was, to your knowledge, a customer, client or agent of the Company or any Group Company and with whom you had personal dealings in the normal course of your employment by the Company at that date or during that period. This restriction will be limited to activities which involve offering or providing services similar to those which you will have provided during your employment;
24.2.3interfere with, solicit or endeavour to entice away from the Company or any Group Company any person who to your knowledge was, at the date of the termination of your employment an employee of the Company or any Group Company and with whom you had personal dealings during the Relevant Period, provided that this clause shall not apply to employees engaged in, clerical or administrative duties at or below McGraw-Hill Band 5.;
24.2.4solicit, interfere with, tender for or endeavour to solicit, interfere with, tender for any contract, project or business, or the renewal of any of them, which is currently in progress at the date of the termination of your employment or which was in the process of negotiation at that date and in respect of which you had material contact with any actual or prospective client or actual or prospective supplier to the Company at any time during the Relevant Period.
24.2.1interfere with, tender for, canvass, solicit or endeavour to entice away from the Company or any Group Company the business of any person who at the date of termination of your employment or during the Relevant Period was, to your knowledge, a client or agent of the Company or any Group Company and with whom you had personal dealings in the normal course of your employment by the Company at that date or during that period. This restriction will be limited to activities which involve offering or providing services similar to those which you will have provided during your employment;
24.2.2conduct business with or otherwise deal with any person who at the date of termination of your employment or during the Relevant Period was, to your knowledge, a customer, client or agent of the Company or any Group Company and with whom you had personal dealings in the normal course of your employment by the Company at that date or during that period. This restriction will be limited to activities which involve offering or providing services similar to those which you will have provided during your employment;

9

CONTRACT OF EMPLOYMENT WITH
MCGRAW-HILL EDUCATION (U.K.) LIMITED (the "COMPANY")
(To be read in conjunction with the letter offering you employment)
This contract sets out your terms and conditions of your employment and incorporates a statement of the terms required by Section 1
Employment Rights Act 1996 (as amended)
24.3In this Clause 24 the following words and phrases shall have the following meanings: -

"Relevant Period"
the 12 months immediately preceding the earlier of the date of termination of your employment and the date (if any) on which the Company exercises its right to send you on Garden Leave in accordance with Clause 13.6;

"Restricted Area"
the United Kingdom plus such countries to which you have travelled in the conduct of the business of the Company or any Group Company during the Relevant Period in order to negotiate with customers and/or suppliers of the Company or any Group Company with whom the Company or any Group Company has one or more contracted relationships which are in aggregate (per country) worth more than US$100,000 per annum, in the Relevant Period.

24.4None of the restrictions contained in Clause 24.1 shall prohibit any activities which are not in direct or indirect competition with any business being carried on by the Company or any Group Company at the date of the termination of your employment.
24.5You shall not, at any time after the termination of your employment, directly or indirectly (a) represent yourself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee of the Company or (b) make any false or disparaging comments about the Company and Group Company any of their employees, products, services or clients.
24.6You agree that, having regard to all the circumstances, the restrictions contained in this clause are reasonable and necessary for the protection of the Company and any Group Company and that they do not bear harshly upon you and the parties agree that: -
24.6.1each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and
24.6.2if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, that restriction shall apply with such deletion as may be necessary to make it valid and enforceable.
24.7The period for which the restrictions in Clauses 24.1 and 24.2 apply shall be reduced by any period that you spend on Garden Leave immediately prior to the termination of your employment.
24.8If you receive an offer to be involved or engaged in a business in any capacity whether during your employment or prior to the expiry of the restrictions in Clause 24.1 and/or 24.2, you shall give the person making the offer a copy of this Clause 24.
25    Definitions
25.1In this contract "Group Company" shall mean any direct or indirect holding company of the Company and any subsidiary of the Company or of any holding company of the Company and the terms holding company and subsidiary shall have the meanings given to them by S.1159 Companies Act 2006 (as amended).
25.2In this contract “Manager” means the person or role described at https://spark.mheducation.com/community/global_hr/hr_emea/united_kingdom.
26    Miscellaneous
26.1The Laws of England & Wales shall govern this contract.
26.2This contract refers to various employment policies which are contained in the UK HR Policies Guide (the "Guide") which is available on the Company's intranet presently at:
https://spark.mheducation.com/community/global_hr/hr_emea/united_kingdom *
The policies contained in the Guide are non-contractual unless otherwise indicated and may be amended, replaced or eliminated at any time, but you are expected to observe and comply with their principles at all times. If you do not comply with them you may be subject to disciplinary action under the disciplinary procedures. It is your responsibility to familiarise yourself with such policies.

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CONTRACT OF EMPLOYMENT WITH
MCGRAW-HILL EDUCATION (U.K.) LIMITED (the "COMPANY")
(To be read in conjunction with the letter offering you employment)
This contract sets out your terms and conditions of your employment and incorporates a statement of the terms required by Section 1
Employment Rights Act 1996 (as amended)
You acknowledge and agree that among the policies of the Company which with you will be required to comply (under this Clause 26.2) are policies and procedures designed to ensure that the Company and any relevant Group Company can and do comply with directly applicable laws and regulations pertinent to the activities conducted by you in the course of your employment. You further acknowledge and agree that because the Company and relevant Group Company conduct business activities internationally they and your work for them and your work product are often affected and governed by the laws and regulations of more than one country and consequently the Company needs to and will adapt and extend its policies insofar as its deems reasonable from time to time to also comply with such overseas laws and regulations, most commonly those of the United States of America.
26.3There are no collective agreements relevant to your employment contract with the Company.
26.4Schedule 1 shall form a part of this contract
26.5The headings in this contract are inserted for convenience only and shall not affect its construction.
26.6This contract sets out the entire agreement between the Company and you (other than Clause 26.2 above) and supersedes all prior discussions between the parties or their advisers, and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings, whenever given and whether orally or in writing. You agree that you have not entered into this contract in reliance on any representations made to you by the Company whether orally or in writing which are not set out in this contract.
26.7Any notices sent in accordance with this contract must be delivered by hand or sent by recorded delivery first class post. Notices to the Company must be addressed to its Director of HR at the Workplace described in Schedule 1. Notices to you will be given personally or sent to your last known address. Except notices given by hand, notices will be deemed to have been given at the time at which the letter would have been delivered in the ordinary course of post.
In witness whereof this contract was entered into this day and year first above written.

Signed by	/s/ Diane Adams	Signed by	/s/ Simon J. Allen

Print Name	Diane Adams	Print Name	SIMON J. ALLEN

Print Job Title	Chief Culture & Talent Officer, MHE		The Employee

For	The Company	For	Himself

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CONTRACT OF EMPLOYMENT WITH
MCGRAW-HILL EDUCATION (U.K.) LIMITED (the "COMPANY")
(To be read in conjunction with the letter offering you employment)
This contract sets out your terms and conditions of your employment and incorporates a statement of the terms required by Section 1
Employment Rights Act 1996 (as amended)
Schedule 1

Paragraph

1	Your Full Name	Simon Allen

	Home Address	[Redacted]

2	Job title/description	President, International Division at McGraw Hill Education

3	Commencement Date	March 19, 2018

4	Continuous Employment Date	March 19, 2018

5	Notice Period	12 weeks’ notice

6	Gross Basic Annual Salary	350,000 GBP

	Other incentives	On an exception basis, for Performance Year 2018 only, you will receive a guaranteed award of 165,123 GBP, which represents the prorated portion of your AIP target of 210,000 GBP based on a start date of March 19, 2018. You will receive this award provided you are employed with McGraw Hill Education on the date of payment, on or around March 15, 2019.

Thereafter, you will be eligible to participate in the MHE Annual Incentive Plan, and your target under this discretionary bonus plan will be 60﹪ of base salary in effect as of November 1st of the performance year. MHE reserve the right to vary, amend or discontinue their bonus plans.

7	MHE Management Equity Plan	You will be eligible to participate in the MHE Management Equity Plan. Subject to all necessary approvals, you will receive a one-time grant of 30,000 options, representing the opportunity to purchase the Company’s common stock under the Plan at the fair market value in effect as of the date of grant, subject to the terms and conditions of the Management Equity Plan. These options are expected to be granted in early 2018 when an updated, independent FMV is available. These options shall be subject to a 3-year cliff vest, with 100﹪ accelerated vesting in the case of a Change in Control, subject to the definition in the Management Equity Plan. In the event there is no Change in Control, they shall vest three years from the date of grant, which shall be March 19, 2018.

8	Place of Work	8th Floor, 338 Euston Road, London NW1 3BH / Statesman House, Stafferton Way, Maidenhead, Berkshire, SL6 1AD

9	Working Hours	35 hours per week

10	Manager’s Job Title	Chief Executive Officer, MHE

	Present Manager’s Name	Buzz Waterhouse

Signed by	/s/ Diane Adams	Signed by	/s/ Simon Allen

Print Name	Diane Adams	Print Name	Simon Allen

Print Job Title	Chief Culture & Talent Officer		The Employee

For	McGraw Hill Education	For	Himself
Dated this 19 day of March 2018

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